EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on February 1, 2018 (the “Effective Date”) by and between David Seeberger (“Executive”) and Rocky Mountain High Brands, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used but not defined elsewhere in this Agreement have the meanings ascribed to them in Section 24.

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the foregoing recitals and as follows:

1.                  Term. Executive’s employment hereunder will be effective as of the Effective Date and will continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 below; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement will be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of this Agreement at least 30 days prior to the applicable Renewal Date. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.                  Position and Duties.

2.1       Position. During the Employment Term, Executive will serve as the Vice President/General Counsel of the Company, reporting to the Company’s Chief Executive Officer. In such position, Executive will provide oversight for all the Company’s legal issues and will engage and direct outside counsel, as necessary.

2.2       Duties. During the Employment Term, subject to Section 4.1(a), Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not, without the prior written consent of the Board of Directors of the Company (the “Board”), engage in any other business activities that materially conflict or interfere with the performance of such services or which engage in competition with the Company during the term of this Agreement.

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3.                  Place of Performance. The principal place of Executive’s employment will be the Company's principal executive office currently located at 9101 LBJ Freeway, Suite 200, Dallas, Texas 75243.

4.                  Compensation.

4.1       Base Salary.

(a)               Subject to Section 4.1(b), the Company will pay Executive an initial annual rate of base salary of $120,000 through the Company’s payroll system for a commitment of 40 hours per week in periodic installments in accordance with the Company’s customary payroll practices, (the “Base Salary”). Executive will be eligible for annual salary increases as approved by the Company’s Board of Directors.

(b)               Subject to Section 4.1(c), the Company will pay 20% of the Base Salary to Executive in the form of Common Stock. Such Common Stock payments will be made by the Company on a quarterly basis by delivering to Executive, within five business days of the end of each applicable Company fiscal quarter following the Effective Date or another date determined at the Board’s discretion, a number of shares of Common Stock equal to the result obtained by dividing (i) the gross amount of Base Salary that Executive would have received during the applicable quarter in the absence of this Section 4.1(b), by (ii) the average Common Stock Share Price as calculated as of the last business day of the applicable quarter. To avoid the issuance of fractional shares, each such issuance of Common Stock will be rounded up to the nearest whole share.

(c)                The terms of Section 4.1(b) will cease to apply, and all of the Base Salary will be paid to Executive in cash or other immediately available funds, effective as of the first day following the date on which the Chief Executive Officer determines that the Company is able to generate sufficient cash from operations or funding sources to cover all Company general and administrative expenses, including Executive’s Base Salary.

4.2       Annual Bonus. Executive will receive an annual bonus as awarded by the Board of Directors.

4.3       Equity Awards. Executive will be entitled to participate in any equity incentive compensation plan adopted by the Company, for the benefit of its executive level officers, during the Employment Term.

4.4       Employee Benefits. During the Employment Term, Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives.

4.5       Vacation; Paid Time-off. During the Employment Term, Executive will be entitled to 4 weeks paid vacation days, and 2 weeks paid sick days, per calendar

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year (prorated for partial years) in accordance with the Company’s vacation and sick day policies in effect from time to time. The foregoing paid vacation and sick days will be in addition to any other paid holidays declared by the Company in accordance with the Company’s paid holiday vacation policies in effect from time to time. Employee may carry up to unused 2 weeks of vacation time over each year. Sick time does not carry over from year to year.

4.6       Business Expenses. Executive will be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.7       Indemnification.

(a)               If Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another limited liability company, corporation or a partnership, joint venture, trust or other enterprise, Executive will be indemnified and held harmless by the Company to the maximum extent permissible under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys' fees) will be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it will ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

(b)               During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company will purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

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5.   Termination. This Agreement may be terminated as follows:

5.1       Death. This Agreement shall terminate immediately in the event of the Employee's death, provided, however, that the Employee's estate shall be paid the Base Salary that the Employee earned through the date of his/her death, in the time and manner in which the Employee would have been paid such compensation.

5.2       Disability. This Agreement shall terminate immediately in the event that the Employee becomes "disabled," as that term is defined in 29 C.F.R. §1630.2(g)(1), and is unable to perform the essential functions of his/her position, with reasonable accommodation for a period of 180 consecutive days.

5.3        Good Cause. The Company shall be entitled to terminate this Agreement immediately, without any further liability to the Employee, for any "Good Cause," as defined in Section 24, Definitions. In the event the Company believes "Good Cause" exists for terminating this Agreement pursuant to this section, the Company shall give the Employee written Notice of the acts or omissions constituting "Good Cause" ("Cause Notice"), and no termination of this Agreement shall be effective unless and until the Employee fails to cure such acts or omissions within ten (10) days after receipt of the Cause Notice. Termination must be approved by the Company’s Board of Directors.

5.4       Without Good Cause. The Company shall be entitled to terminate this Agreement for any reason other than death, disability, or "Good Cause," at any time during the Employee’s employment, by providing thirty (30) days written notice to the Employee that the Company is terminating the Agreement without "Good Cause," as defined herein ("Notice of Termination Without Good Cause"), provided, however, that the Company shall be required to pay Severance Pay in accordance with the Severance provisions described below. Termination must be approved by the Company’s Board of Directors.

5.5        Resignation. The Employee shall have the right to terminate this Agreement at any time, for any reason, by providing the Company with thirty (30) days written notice ("Notice of Resignation"), provided, however, that subsequent to his/her resignation, the Employee shall be required to comply with the Non-Disclosure and/or Non Interference provisions set forth in this Agreement and shall not be entitled to any Severance Pay.

5.6        Change of Control. The parties acknowledge that the Employee has entered into this Agreement based upon his/her confidence in the current shareholders of the Company and the support of the Board of Directors. Accordingly, if the Company should undergo a "Change of Control," as defined in this section, the parties agree as follows:

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(a) Compensation. In the event of a Change of Control, as defined in this Section 24, the Company agrees as follows:

(1)	In the event the employment of the Employee is terminated, for any reason other than Good Cause as determined by the Company’s Chief Executive Officer prior to the Change of Control, within 180 days of a "Change of Control," as defined below, the Company agrees to pay the Employee compensation equal to one year’s base pay.

(2)	Any compensation required under this section shall be payable in a lump sum within thirty (30) days after such termination becomes effective.

5.7        Severance. In the event that the Company terminates this Agreement without "Good Cause," as defined above, the Company agrees to pay the Employee the following compensation (the "Severance Pay"):

(a) Amount and Terms of Payment. In the event that the Company terminates this Agreement without "Good Cause," as defined in Section 5.1 or 5.2, the Company agrees to pay the Employee Severance Pay in an amount equal to one year’s base pay. Such Severance Pay shall be provided in a lump sum within thirty (30) days after such termination becomes effective.

(b) Exceptions. Severance Pay shall not be payable under this section in any of the following circumstances:

(1)	In the event that this Agreement is terminated as a result of the death or disability of the Employee, as provided in Sections 5.1 or 5.2 ; or

(2)	In the event that this Agreement is terminated for "Good Cause," as defined in Section 24

(3)	In the event of the Employee's resignation, as provided in Section 5.5

5.8       Stock Options and Rule 144 Stock. In the event that the Company terminates this Agreement with “Good Cause," as defined above, any unvested stock options will be canceled and forfeited by the Employee. In the event that the Company terminates this Agreement without "Good Cause," as defined above, the Company agrees to allow all unvested options to immediately vest. The Company agrees that it will not place a stop with its Stock Transfer Agent on any of Company stock or otherwise interfere with the clearing of any Company stock in the Employee’s name in paper certificate form. Alternatively, the Company agrees to assist the Employee in clearing any and all of the Company’s Rule 144 stock in Employee’s name in paper certificate

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form at the time of termination, regardless of whether or not the termination was made with or without “Good Cause”.

5.9      Mitigation. In no event will Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 5 will not be reduced by compensation Executive earns on account of employment with another employer.

5.10     Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive will automatically and without the necessity of further action be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or substantially similar governing body) of the Company or any of its affiliates.

5.11     Release Agreement. Notwithstanding the foregoing, as a condition of receiving any Severance Amount, Executive must (a) timely sign, date and return to the Company (or its successor), and not subsequently revoke, a general release of all known and unknown claims in the form attached as Exhibit A hereto so that such release becomes effective in accordance with its terms, which shall be no later than 60 days following Executive’s termination (the “Release”) (such latest permitted date on which the Release may become effective, the “Release Deadline”), and (b) continue to comply with Executive’s obligations under this Agreement. No Severance Amount will be made prior to the date on which Executive returns the Release and such Release becomes effective and irrevocable in accordance with its terms (such date, the “Release Effective Date”). On the Release Effective Date, the Company will pay in a lump sum the Severance Amount that would have been paid on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the Release.

6.                  Confidential Information. Executive understands and acknowledges that during the Employment Term Executive will have access to and learn about Confidential Information.

6.1       Company Creation and Use of Confidential Information. Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its beverage offerings. Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create valuable Confidential Information which provides the Company with a competitive advantage over others in the marketplace.

6.2       Disclosure and Use Restrictions. Executive agrees and covenants: (a) to treat all Confidential Information as strictly confidential; (b) not to directly or

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indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized employment duties to the Company or with the prior written consent of the Vice President/General Counsel (and then, such disclosure will be made only within the limits and to the extent of such duties or consent); and (c) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company or with the prior written consent of Vice President/General Counsel (and then, such disclosure will be made only within the limits and to the extent of such duties or consent). Nothing herein will be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive will promptly provide written notice of any such order to the Vice President/General Counsel. Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information will commence immediately upon Executive first having access to such Confidential Information (whether before or after Executive begins employment with the Company) and will continue during and after Executive’s employment with the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

7.                  Restrictive Covenants.

7.1       Acknowledgment. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company. Executive further understands and acknowledges that the Company’s ability to preserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

7.2       Non-solicitation of Employees. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, and attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Restricted Period.

7.3       Non-disparagement. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any

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public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, director (or substantial equivalent), or agents. Company agrees and covenants that it will cause its officers, directors (or substantial equivalents), and agents not to at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive.

7.4       Code of Conduct and Insider Trading Policy. Executive acknowledges that Executive has been presented with the Company’s Code of Conduct and Insider Trading Policy, including the Blackout Trading Calendar, and has read, understands and has executed those agreements in conjunction with executing this Employment Agreement.

7.5       Representations. Executive represents to the Company that Executive is willing and able to engage in businesses that are not restricted pursuant to this Section 7 and that enforcement of the restrictive covenants set forth in this Section 7 will not be unduly burdensome on Executive. Executive acknowledges that Executive’s agreement to the restrictive covenants set forth in this Section 7 is a material inducement and condition to the Company’s willingness to enter into this Agreement and to perform its obligations hereunder. Executive acknowledges and agrees that the restrictive covenant and remedies set forth in this Section 7 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Company.

7.6       Court Modification. Notwithstanding the foregoing, if the restrictive covenants set forth in this Section 7 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of the Company, then such court is hereby authorized and requested to reform such provisions to the minimum extent necessary to cause the limitations contained in this Section 7 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of the Company.

8.                  Remedies. In the event of a breach or threatened breach by Executive of Section 6 or Section 7 of this Agreement, Executive hereby consents and agrees that the Company will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

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9.                  Proprietary Rights.

9.1       Work Product. Executive acknowledges and agrees that all Work Product and Intellectual Property will be the sole and exclusive property of the Company.

9.2       Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement will be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property so as to be less in any respect than that the Company would have had in the absence of this Agreement.

9.3       Further Assurances; Power of Attorney. During and after Executive’s employment, Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as all Intellectual Property rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as will be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company will have in such circumstances by operation of law). The power of attorney is irrevocable, coupled with an interest, and will not be affected by Executive’s subsequent incapacity.

9.4       No License. Executive understands that this Agreement does not, and will not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property or any Confidential Information, materials, software or other tools made available to Executive by the Company.

10.              Security.

10.1   Security and Access. Executive agrees and covenants (a) to comply with all Facilities Information Technology and Access Resources of the Company; (b) not to access or use any Facilities and Information Technology and Access Resources except as authorized by the Company; and (c) not to access or use any Facilities and

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Information Technology and Access Resources in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary.

10.2   Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company’s request at any time during Executive’s employment, Executive will (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Executive’s possession or control.

11.              Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, will be construed in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement will be brought only in a state or federal court located in the State of Texas, county of Dallas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.              Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13.              Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto will be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor will the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

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14.              Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement will be held as unenforceable and thus stricken, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized and requested to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court will be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement will be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

15.              Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16.              Counterparts. This Agreement may be executed in any number of original, facsimile or portable document format (.pdf) separate counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

17.              Tolling. Should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Executive ceases to be in violation of such obligation.

18.              Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code or an exemption thereunder and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other

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expenses that may be incurred by Executive on account of non-compliance with Section 409A.

19.              Successors and Assigns. This Agreement is personal to Executive and will not be assigned by Executive. Any purported assignment by Executive will be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement will inure to the benefit of the Company and permitted successors and assigns.

20.              Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given and received: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 20):

If to the Company to:	with a copy (which will not constitute notice) to:
Rocky Mountain High Brands, Inc. 9101 LBJ Freeway, Suite 200 Dallas, TX 75243 Attn: Michael Welch Facsimile: (214) 593-5617 michael@rockymountainhighbrands.com	Steven J. Heath 3010 LBJ Freeway Dallas, Texas 75234 Attn: Steven J. Heath Facsimile: (214) 919-6138 sheathlaw@att.net
If to Executive to:
David Seeberger 1252 N. Selva Dallas, TX 75218 dseeberger@sbcglobal.net

21.              Withholding. The Company will have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

22.              Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other

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termination to the extent necessary to carry out the intentions of the parties under this Agreement.

23.              Acknowledgment of Full Understanding. EXECUTIVE AGREES AND ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

24.              Certain Defined Terms. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Change of Control” means: (1)A change in the ownership of the capital stock of the Company where a corporation, person, or group acting in concert (a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of RuleÊ13d3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes 50% or more of the combined voting power of the Company’s then outstanding capital stock then entitled to vote generally in the election of directors; or (2) The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election, or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or (3) The adoption of a merger, consolidation, or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to 50% of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions; or (4) A tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule 13d3 promulgated under the Exchange Act) either 50% or more of the Company's outstanding shares of Common Stock or shares of capital stock having 50% or more of the combined voting power of the Company’s then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own 50% or more of the voting power; or (5) Any other transactions or series of related transactions which have substantially the same effect as the transactions specified in any of the preceding clauses listed above in numbers (1) to (4) above.

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“Common Stock” means common stock of the Company, par value $0.001 per share.

“Common Stock Share Price” means, as of any particular date: (a) the closing sales price of the Common Stock on the domestic securities exchange, if any, on which the Common Stock is at the time listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on such exchange at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive trading days ending on the day on which the “Common Stock Share Price” is determined.

“Company Code of Conduct” means the Company’s Code of Conduct and Insider Trading Policy which may be updated from time to time. These policies define appropriate behavior in the workplace and appropriate trading guidelines for trading the Company’s stock.

“Confidential Information” means all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, formulas, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other Person that has entrusted information to the Company in confidence. Without limiting

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the foregoing, “Confidential Information” also includes (a) other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used, and (b) information developed by Executive in the course of Executive’s employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Notwithstanding the anything to the contrary, “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of any act or failure to act by Executive or anyone acting on Executive’s behalf; (ii) is or becomes available to Executive on a non-confidential basis from a source other than the Company, unless Executive has actual or constructive knowledge that the source of such information is prohibited from disclosing the information to Executive by a contractual, legal, fiduciary, or other obligation; (iii) was known by or in the possession of Executive, as established by documentary evidence, prior to being disclosed to Executive by or on behalf of the Company ; or (iv) was or is independently developed by Executive, as established by documentary evidence, without reference to, or use of, in whole or in part, any Confidential Information.

“Customer Information” means all names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer.

“Disability” means Executive’s incapacity due to physical or mental illness that: (a) prevents Executive from performing Executive’s duties for the Company on a full-time basis for 90 or more consecutive days or an aggregate of 180 days in any 365 day period; or (b)(i) the Board determines, in compliance with applicable law, is likely to prevent Executive from performing such duties for such period of time, and (ii) 30 days have elapsed since delivery of such determination of the Board to Executive and Executive has not resumed such performance.

“Facilities Information Technology and Access Resources” means all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies.

“Good Cause” means the occurrence of any of the following, in each case during the Employment Term: i) an act of fraud, embezzlement, or theft in connection with his/her or her duties or in the course of his/her employment with the Company; ii) intentional damage to Company property; iii) unauthorized disclosure of Company trade secrets; iv) violation of any federal, state, or local law, ordinance, rule, or regulation (other than traffic violations or similar offenses); v) any breach of corporate fiduciary duties owed to the Company; vi) refusal to perform the duties reasonably required by the

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Employee's position for the Company; vii) failure to spend sufficient time in the Company to fully carry out the functions required by the Chief Executive Officer; ix) refusal to assist in litigation, arbitration, or other disputes involving the Company; or x) any misconduct in the course and scope of the Employee's employment with the Company, including, but not limited to, dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or customers, abuse of alcohol or controlled substances, or other violations of the Company’s Code of Conduct or Insider Trading Policy.

“Intellectual Property” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof.

“Person” means an individual, corporation, partnership, joint venture, Limited Liability Company, governmental authority, unincorporated organization, trust, association or other entity.

“Prohibited Activity” means any activity in which Executive contributes Executive’s knowledge, experience, services, name, likeness, credibility or reputation, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director (or substantial equivalent), stockholder (or other equity or quasi-equity holder), officer, volunteer, intern or any other similar capacity to any Person [engaged in the same or similar business as the Company, including those engaged in the beverage business]. “Prohibited Activity” also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information or failure to comply with the Company’s Code of Conduct or Insider Trading Policy.

“Termination Date” means, if Executive's employment hereunder terminates on account of (a) Executive’s death, the date of Executive's death; (b) Executive’s Disability, the date that it is determined that Executive has a Disability; (c) either party providing notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal; and (d) any other reason, the date set forth in any valid Notice of Termination. Notwithstanding anything contained herein, the Termination Date will not occur until the date on which Executive incurs a "separation from service" within the meaning of Section 409A.

“Third Party Purchaser” means any Person who, immediately prior to any contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any equity interest in the Company and (b) is not an Affiliate of any Person who does directly or indirectly own or have the right to acquire any equity interest in the Company.

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“Work Product” means all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof. Without limiting the generality of the foregoing, “Work Product” includes Company plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, formulas, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

Company:

Rocky Mountain High Brands, Inc.

By: /s/ Michael R. Welch

Name: Michael R. Welch

Title: President & Chief Executive Officer

Executive:

By: /s/ David Seeberger

Name: David Seeberger

Title: Vice President/General Counsel

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EXHIBIT A

FORM OF RELEASE

AGREEMENT AND MUTUAL RELEASE

IMPORTANT NOTICE TO DAVID SEEBERGER: Various federal, state and municipal laws prohibit employment discrimination based on age, race, color, creed, religion, sex, sexual orientation, national origin, disability, citizenship, veteran status, and other prohibited criteria. These laws are enforced through the Equal Employment Opportunity Commission, the Texas Workforce Commission, and other federal, state and municipal agencies. If you believe that your agreement to accept separation pay and benefits and the signing of this Agreement was coerced or is discriminatory, you are encouraged to speak with your Officer for Human Relations about your concerns. You are advised to discuss this Agreement with your attorney. In any event, you should thoroughly review and understand the effect of this document before signing it. You have twenty-one (21) days from the date you received this Agreement to return a signed copy of the agreement to Michael Welch. Additionally, you have seven (7) days after returning a signed agreement to revoke your acceptance, if you so choose. To revoke your acceptance, you must deliver a written notice of revocation to the attention of Michael Welch, President and Chief Executive Officer, Rocky Mountain High Brands, 9101 LBJ Freeway, Suite 200, Dallas, TX 75243 within seven days after you sign the Agreement. You will not receive the severance benefits described ion your employment agreement until the revocation period has expired without revocation by you of the signed agreement. Neither this Notice nor any terms of this Agreement are acknowledgements or admissions by the Company or you of any violation of state or federal law.

This Agreement and Mutual Release (this “Agreement”), dated as of _____________________(the “Execution Date”), is entered into by and among (“Executive”) and Rocky Mountain High Brands, Inc., a Nevada corporation (the “Company”), pursuant to the terms of that certain Employment Agreement dated February 1, 2018 (“Employment Agreement”), by and between Executive and Company. By letter dated ___________________, delivered by the Rocky Mountain High Brands, Inc. to David Seeberger, Executive’s employment with the Company and each of its subsidiaries and corporate affiliates has been terminated, effective ________________. Pursuant to Section 5.7 of the Employment Agreement, Executive agreed that in consideration for receiving the Severance Amount identified in the Employment Agreement, Executive would execute and deliver this Agreement to the Company. Each capitalized term used herein and not otherwise defined shall have the meaning given such term in the Employment Agreement.

1.       Definitions.

“Claims” means any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys' fees, obligations or causes of action. “Claims” shall not include, and nothing in this Agreement shall be construed to be a waiver or release of, (i) any rights or obligations of any party arising under or through the Certificate of Incorporation, the Bylaws, or the Shareholder Agreement of the

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Company and any subsequent amendments to any such documents; (ii) any rights to indemnity under Section 4.5 of the Employment Agreement; (iii) any rights or obligations under the Employment Agreement that survive the date of termination of Executive’s employment with the Company; (iv) any vested or previously accrued benefits under any retirement or welfare plan of the Company; or (v) Executive’s entitlement, if any, to continue medical and dental insurance coverage under and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

“Company Parties” means the Company, each of its predecessors, successors, assigns, parents, Subsidiaries and affiliates and each of the foregoing entities' respective past, present and future members, managers, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any Person acting by, through, under or in concert with any of the foregoing entities.

“Executive Parties” means Executive and Executive’s family, attorneys, heirs, estate, agents, executors, representatives, administrators and each of their respective successors and assigns.

2.       Executive’s General Release and Covenant Not to Sue.

a.       Executive, on behalf of Executive and each of the other Executive Parties, hereby generally releases and forever discharges the Company Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them have or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Execution Date, including but not limited to any Claims against any of the Company Parties based on, relating to or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, fraud, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local law relating to employment (or unemployment), the payment of wages, salary or other compensation, civil or human rights, or discrimination in employment (based on age or any other factor) in all cases arising out of or relating to Executive's employment by the Company or any Subsidiary thereof or Executive’s investment in the Company or any Subsidiary thereof or Executive’s services as an officer or employee of the Company or any Subsidiary thereof, or otherwise relating to the termination of such employment or services.

b.       Executive, on behalf of Executive and each of the other Executive Parties, hereby covenants forever not to assert, file, prosecute, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Company Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within

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Executive’s control, will initiate any such proceeding on Executive’s behalf, and that if such a proceeding is initiated, Executive shall accept no benefit therefrom. Provided, however, the Parties acknowledge that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body, but does preclude Executive from pursuing court action regarding any such claim.

3.       Company’s General Release and Covenant Not to Sue.

a.       The Company, on its own behalf and on behalf of the other Company Parties, hereby generally releases and forever discharges the Executive Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Execution Date (including but not limited to any Claims based on, relating to or arising under breach of contract (whether oral or written), tort, fraud, defamation, slander, violation of public policy, negligence, promissory estoppel, or any other federal, state or local law relating to employment or discrimination in employment) in all cases arising out of or relating to Executive's employment by the Company or any Subsidiary thereof or Executive’s investment in the Company or any Subsidiary thereof or Executive’s services as a director, officer or employee of any Company Party (or of any entity for which Executive has served in any such capacity or a similar capacity at the request of the Company), or otherwise relating to the termination of such employment or services.

b.       The Company, on behalf of itself and the other Company Parties, hereby covenants forever not to assert, file, prosecute, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Executive Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or to the extent within its control, will initiate any such proceeding on its behalf, and that if such a proceeding is initiated, the Company and the other Company Parties shall accept no benefit therefrom.

4.       Acknowledgments. Executive and the Company acknowledge that, by entering into this Agreement, neither the Executive nor the Company admits to any wrongdoing in connection with Executive’s employment, and that this Agreement is intended as a compromise of any Claims that any Party has or may have against the other. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

5.       Resignation. Executive hereby confirms Executive’s resignations from all officer positions with Company and each of its direct or indirect subsidiaries and corporate or non-corporate affiliates, effective immediately.

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6.       Injunctive Relief. The parties hereto acknowledge that money damages would be both incalculable and an insufficient remedy for a breach of this Agreement by either party hereto and that any such breach would cause the non-breaching party irreparable harm. Accordingly, each party hereto, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of this Agreement by the other party. If either party hereto files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded, the party seeking injunctive relief shall pay all of the costs and attorneys’ fees of the other party.

7.       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.       Attorney’s Fees. Executive agrees to pay the reasonable attorney’s fees, costs and any damages any Company Party may incur as a result of Executive breaching a promise Executive made in this Agreement (such as by suing a Company Party over a released Claim) or if any representation Executive made in this Agreement is false. The Company agrees to pay the reasonable attorney’s fees, costs and any damages any Executive Party may incur as a result of the Company breaching a promise the Company made in this Agreement (such as by suing an Executive Party over a released Claim) or if any representation the Company made in this Agreement is false.

9.       Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile or pdf signatures shall constitute original signatures.

10.       Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws of Texas or any other jurisdiction.

11.       Older Worker Benefit Protection Act (OWBPA) Acknowledgement. Executive is fully aware of all facts with regard to Executive’s rights, including Executive’s rights under the Age Discrimination in Employment Act (“ADEA”), and acknowledges receipt of a disclosure statement in compliance with the OWBPA, which is attached to this Agreement. Executive understands that by executing this Agreement,

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Executive is waiving Executive’s right to any relief for any claim under the ADEA. Executive may still file a charge of discrimination with the Equal Employment Opportunity Commission regarding such claims, but this Agreement and waiver will bar Executive from receiving any compensation or personal relief in the event of such a charge. Executive is hereby notified that Executive has 21 days to consider this Agreement although Executive may waive that period and sign the Agreement at any time prior to the end of the 21-day period. Executive is advised in writing by this Agreement to consult with an attorney prior to signing this Agreement, and by Executive’s signature below Executive represents Executive has consulted with an attorney, or voluntarily elected not to consult with an attorney, with respect to this Agreement. In addition, Executive understands that Executive may revoke this Agreement within 7 days after Executive has signed it by written notice to:

Rocky Mountain High Brands, Inc.

9101 LBJ Freeway, Suite 200

Dallas, TX  75243

Attn: Michael Welch

michael@rockymountainhighbrands.com

This Agreement shall not become effective or enforceable until the 7-day revocation period has expired without Executive’s revocation. Executive acknowledges that if Executive accepts any of the Severance Amount identified in the Employment Agreement after the expiration of the 7-day period, such acceptance shall constitute confirmation by Executive that Executive did not revoke this Agreement during the 7-day period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Company:

Rocky Mountain High Brands, Inc.

By: ____________________________

Name: Michael R. Welch

Title: President & Chief Executive Officer

Executive:

By: ___________________________

Name: David Seeberger

Title: Vice President/General Counsel

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